UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2014 (September 18, 2014)

CHATHAM LODGING TRUST

(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)

(561) 802-4477

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 18, 2014, Chatham Lodging Trust (the “Company,” “we” or “our”) announced the following transactions:

Acquisition of Hyatt Place Denver/Cherry Hill Hotel

On August 29, 2014, the Company acquired the 194 room Hyatt Place® Denver/Cherry Creek in Glendale, Colorado for a cash purchase price of $32.0 million, plus customary pro-rated amounts and closing costs. The Company refers herein to this hotel as the “Denver Hyatt Place.” The Company funded the acquisition of the Denver Hyatt Place with borrowings under its senior secured revolving credit facility and available cash.

The Denver Hyatt Place was rebranded and reopened as a Hyatt Place in October 2013 and is in close proximity to downtown Denver and near such attractions as the Cherry Creek Shopping District, the University of Denver, Sports Authority Field at Mile High Stadium, Denver Zoo and the Denver Museum of Nature and Science. The Denver Hyatt Place is located adjacent to the 20-story, Rocky Mountain Tower office building.

The Denver Hyatt Place is managed by Island Hospitality Management, or IHM, pursuant to a management agreement between IHM and a wholly-owned subsidiary of Chatham TRS Holding, Inc., one of the Company’s taxable REIT subsidiaries, or TRSs. Mr. Jeffrey Fisher, the Company’s chief executive officer, owns a 90% interest in IHM. The management agreement with IHM provides for a base management fee equal to 3.0% of the hotel’s gross room revenue, a revenue management fee equal to $1,000 per month and an accounting fee of up to $1,500 per month. The management agreement has an initial term of five years and will renew automatically for two successive five-year terms unless terminated by the TRS or IHM by written notice to the other party no later than 90 days prior to the term’s expiration. The management agreement may be terminated for cause, including the failure of the hotel’s operating performance to meet specified levels, or upon the sale of the hotel.

Hotels Under Contract

On September 17, 2014, a new joint venture between the Company and NorthStar Realty Finance Corp. (“NorthStar”) entered into an agreement to purchase (the “Purchase Agreement”) a 52-hotel, 6,976 room portfolio of upscale extended stay and premium branded select service hotels for a cash purchase price of approximately $1.1 billion, plus customary pro-rated amounts and closing costs, from Inland American Real Estate Trust, Inc. (“Inland”). The Company refers to this portfolio as the “Inland Portfolio” and to this acquisition as the “Inland JV Acquisition.” The Company expects that the joint venture will issue approximately $860 million (subject to adjustment if the Purchase Option as described below is exercised) of non-recourse mortgage financing to fund a portion of the purchase price for the Inland Portfolio. Based on this anticipated amount of financing, we expect that the Company’s equity contribution to the purchase price will be approximately $29 million. Upon completion of the Inland JV Acquisition, NorthStar will own a 90% ownership interest in the Inland Portfolio and the Company will own the remaining 10% ownership interest, which is equal to its interest in the previously announced Innkeepers joint venture with NorthStar.

The Inland Portfolio is comprised of 52 hotels with an aggregate of 6,976 rooms that operate under high-quality brands, including the Courtyard by Marriott® brand (18 hotels), the Residence Inn by Marriott® brand (14 hotels), the Hilton Garden Inn by Hilton® brand (eight hotels), the Homewood Suites by Hilton® brand (six hotels), Hampton Inn or Hampton Inn and Suites by Hilton® brand (two hotels), aloft by Starwood® brand (two hotels), the SpringHill Suites by Marriott® brand (one hotel) and the Hyatt Place® brand (one hotel). The Inland Portfolio is located in 21 states, with concentrations in Texas (eleven hotels), New Jersey (six hotels), North Carolina (five hotels), New York (five hotels) and Virginia (four hotels). The hotels in the Inland Portfolio have an average age of 15 years and an average year of renovation of 2009. As a part of the Company’s due diligence process in connection with the Inland JV Acquisition, the Company analyzed the occupancy, average daily rate, or ADR, and revenue per available room, or RevPAR, of the hotels comprising the Inland Portfolio as of December 31, 2013 based on information obtained from Inland. The Company has not independently verified such information.

The Company has also signed a non-binding letter of intent with NorthStar pursuant to which it would negotiate an option to acquire from the joint venture four of the hotels included in the Inland Portfolio comprising an aggregate of 575 rooms, for a gross purchase price of approximately $107 million, plus customary pro-rated amounts and closing costs. The Company refers to this option as the “Purchase Option.” The hotels expected to be subject to the Purchase Option include a 120-room hotel in Houston, Texas, a 179-room hotel in Burlington, Massachusetts, a 176-room hotel in Addison, Texas and a 100-room hotel in Houston, Texas, all of which are expected to be premium-branded upscale select service and extended stay hotels consistent with the Company’s investment strategy and to be unencumbered by debt upon closing of the Inland JV Acquisition. The Purchase Option is expected to expire upon closing of the Inland JV Acquisition if the Company does not exercise the Purchase Option prior to that time. The Purchase Option will be contingent on the closing of the Inland JV Acquisition and the Company’s acquisition of the hotels included in the Purchase Option and will be subject to the negotiation of definitive documentation.

The Company expects that following the completion of the Inland JV Acquisition, the joint venture will enter into new management agreements with IHM for 38 of the 52 hotels while the remaining 14 hotels will be managed by Marriott. The Marriott management agreements provide for aggregate management and franchise fees of approximately 7% of the hotels’ gross room revenues and have an average remaining term of 43 years. The management agreements with IHM for 38 of the 52 hotels in the Inland Portfolio are expected to provide for a base management fee equal to 3.0% of the hotel’s gross room revenue, a revenue management fee equal to $750 per month and an accounting fee of up to $1,200 per month.

The Purchase Agreement contains representations, warranties and conditions customary for transactions of this type, including the satisfaction of certain U.S. federal income tax conditions on the part of the sellers. Completion of the Inland JV Acquisition is contingent upon satisfaction of certain closing conditions, with closing expected during the fourth quarter of 2014. Accordingly, until the closing of the Inland JV Acquisition, there can be no assurance that the Company’s joint venture with NorthStar will complete the Inland JV Acquisition. In addition, the letter of intent to enter into the Purchase Option is non-binding and subject to execution of definitive documentation. Also, there can be no assurance that the Company will enter into definitive binding documentation with respect to the Purchase Option on the terms set forth in the letter of intent, or at all, or that the Company will exercise the Purchase Option or satisfy the conditions required to close on the four hotels expected to be included in the Purchase Option.

Risk Factor Disclosure Update

The Company is also supplementing its risk factor disclosure included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as follows:

Our joint venture with NorthStar may fail to complete the Inland JV Acquisition and we may not complete our acquisition of the four hotels we expect to be included in the potential Purchase Option on a timely basis or at all.

Although we expect the Inland JV Acquisition to close during the fourth quarter of 2014 and that we will enter into definitive agreements with respect to the Purchase Option and may exercise and close on the Purchase Option on a similar timetable, these transactions are subject to customary closing conditions, many of which are outside of our control. Moreover, the letter of intent to enter into the Purchase Option between us and the joint venture is non-binding and subject to execution of definitive documentation. There can be no assurance that we will enter into binding definitive documentation with respect to the Purchase Option. Furthermore, there is no assurance that we or our joint venture with NorthStar will fulfill the closing conditions or that the Inland JV Acquisition or, if we obtain the Purchase Option, our acquisition of the four hotels included in the Purchase Option will be completed on the anticipated schedule or at all. In the event we, our joint venture with NorthStar or any other party to the Purchase Agreement or the potential Purchase Option fails to perform its respective obligations or satisfy all conditions to closing or exercise, as applicable, thereunder, the joint venture’s acquisition of the Inland Portfolio and our acquisition of the four hotels we expect to be included in the Purchase Option may not be consummated.

There can be no assurance that we will enter into definitive binding agreements for the Purchase Option on the terms contemplated by a non-binding letter of intent, or at all, or that we will exercise the Purchase Option or close on the four hotels expected to be included in the Purchase Option if obtained.

There can be no assurance that we will enter into definitive binding agreements for the Purchase Option on the terms contemplated by the letter of intent, or at all, because the letter of intent is not binding on us or NorthStar. Obtaining the Purchase Option is subject to us negotiating with NorthStar (and executing with our joint venture with NorthStar) mutually acceptable definitive agreements with respect to the Purchase Option, which we expect will contain a number of terms and conditions. There can be no assurance that NorthStar will be willing to proceed with the Purchase Option or that we will be able to successfully negotiate and execute satisfactory definitive agreements with our joint venture with NorthStar. Furthermore, there can be no assurance that we will exercise the Purchase Option if obtained or satisfy the closing conditions required to close on the four hotels expected to be included in the Purchase Option.

If our joint venture with NorthStar fails to complete the Inland JV Acquisition, we will have incurred substantial expenses without our shareholders realizing the expected benefits.

If our joint venture with NorthStar is unable to complete the Inland JV Acquisition, we will have incurred significant legal, accounting and other transaction costs in connection with the transaction without our shareholders realizing the anticipated benefits. We cannot assure you that the joint venture will complete the Inland JV Acquisition because the Inland JV Acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions, many of which are outside of the joint venture’s or our control. Moreover, in the event our joint venture with NorthStar is unable to complete the Inland JV Acquisition, we will be unable to exercise the Purchase Option or to receive any of the anticipated benefits related to such option.

If the transaction contemplated by the Purchase Agreement fails to close, we may lose our portion of the initial deposit we funded in connection with the joint venture’s execution of the Purchase Agreement.

Our joint venture with NorthStar made a $50 million initial deposit in connection with the execution of the Purchase Agreement, including $5 million that we funded, that is non-refundable, except in the event Inland has defaulted in the performance of its obligations under the Purchase Agreement or the closing fails to occur before the nine month anniversary of the date of the Purchase Agreement. We could forfeit our share of the deposit if the joint venture does not complete the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST
(Registrant)

Date: September 24, 2014	By:	/s/ Dennis M. Craven
Dennis M. Craven
Executive Vice President and Chief Financial Officer